Exhibit 99.1

Keynote Systems Acquires French-based Zandan and Solidifies Its Position as the Global Leader in On-Demand Mobile Test & Measurement Solutions

  Purchase for €2 Million, or Approximately US$3 Million, Inclusive of Shares, Debt Repayment and Estimated Restructuring Costs
  Zandan Contributes Important Customers, including Telefonica and Bouygues Telecom

SAN MATEO, Calif.--(BUSINESS WIRE)--Keynote Systems (Nasdaq:KEYN), the global leader in on-demand mobile and Internet test & measurement solutions for continuously improving the online experience, today announced the acquisition of Zandan, a private, French-based software company.

In the transaction, Keynote 1) secured the exclusive rights to the technology used to develop Keynote Mobile Application Perspective® (MAP), which was originally licensed from Zandan in a non-exclusive OEM deal approximately three years ago; 2) gained access to the company’s small, but important customer base including Telefonica and Bouygues, the large Spanish and French wireless carriers; and 3) cemented Keynote’s position as the worldwide leader in mobile test & measurement software-as-a service (SaaS) solutions. The total purchase price is expected to be €2 Million, or approximately US$3 million, and includes the share purchase price, debt repayment and estimated restructuring costs, which are likely to be incurred over the next six months. The transaction is expected to be accretive on a non-GAAP basis in Keynote’s fiscal year 2009, which begins October 1, 2008. The company defines non-GAAP net income as net income adjusted for provision for income tax, stock-based compensation expense, and amortization of purchased intangibles less cash tax expense.

Zandan is a 14-person French-based software company, whose founder and former chief technology officer, Jerome Jacq, joined Keynote in 2007. Zandan supplies active end-to-end customer simulation solutions used across the entire mobile service life cycle from interactive testing, service & handset acceptance to live monitoring, alerting, troubleshooting and SLA management. Keynote MAP allows wireless operators and mobile content developers to interactively test, measure and monitor mobile content from 22 geographic locations worldwide utilizing a library of over 1,000 wireless device profiles.

Umang Gupta, chairman and CEO of Keynote, said “Our MAP service was implemented by us on the basis of Zandan code, and it has already found traction in the U.S. with many mobile customers. We now hope to repeat the same success in Europe with the help of the Zandan team. Our intent is to restructure the Zandan business in an orderly way over the coming six months and to rename it Keynote France. Thereafter, the company, which will be headed by Jerome Jacq, will have the mission of increasing our mobile and Internet business in France, Spain and adjoining countries.”

About Keynote

Keynote Systems (Nasdaq “KEYN”) is the global leader in on-demand test & measurement solutions for continuously improving the online experience. As an independent and trusted third-party, Keynote provides IT and marketing executives with an unbiased view into their Internet services from around the world. For over a decade, Keynote has been providing measurement data and testing capabilities that allow companies to understand and improve their customer’s online and mobile experience. Keynote has four test and measurement businesses: Web performance, mobile quality, streaming & VoIP, and customer experience/UX. In addition, Keynote’s industry analysis group called Keynote Competitive Research publishes proprietary studies measuring customer experience and service levels across a wide range of industries.

Known as The Mobile and Internet Performance Authority™, Keynote has a market-leading infrastructure of 2,400 measurement computers and mobile devices in over 240 locations around the world. Keynote also maintains one of the most representative panels of online users consisting of 160,000 consumers. Keynote’s on-demand, hassle-free infrastructure allows businesses to access services they need, when they need them to pinpoint and fix mobile quality and Internet problems before they impact customers.

Keynote helps over 2,700 corporate customers become “the best of the best” by helping them improve online business performance and mobile communications quality. Keynote’s customers represent top Internet and mobile companies including American Express, BP, Caterpillar, Dell, Disney, eBay, ESPN Mobile, E*TRADE, Expedia, FedEx, Microsoft, SonyEricsson, Sprint, T-Mobile, Verizon and Vodafone.

Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at (650) 403-2400.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding the Company or management's intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations.

Forward-looking statements in this release include, but are not limited to, future financial effects of the transaction, the integration of Zandan products and technology with those of Keynote, and their benefits, plans for the geographic expansion and retention of Zandan customers. It is important to note that actual outcomes and Keynote's actual results could differ materially from those in such forward-looking statements.

Factors that could cause actual results to differ materially include risks and uncertainties such as the need to retain existing customers and obtain new customers in order for the acquisition to be accretive in the future, potential differences between French GAAP and U.S. GAAP, the acquisition may not be accretive to U.S. GAAP operating income or net income (which includes the effect of the amortization of intangibles), as the amount of the intangibles to be amortized and the period over which such amortization will occur has not be finally determined, Keynote's ability to control costs, unforeseen expenses related to the Zandan business, potential customer retention issues after the merger, particularly as many customers do not have long term commitments to continue using the services, pricing pressure with respect to services, competition, and unforeseen issues with respect to the integration of technologies and personnel of Zandan, unforeseen expenses relating to any restructuring of the Zandan business, risks related to international expansion and conducting operations in foreign countries and overall market and general economic conditions. Readers should also refer to the risks outlined in Keynote's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2007, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and

Keynote assumes no obligation to update any such forward-looking statement or reasons why results might differ.

Keynote, The Internet Performance Authority and Perspective are registered trademarks and The Mobile and Internet Performance Authority and True Experience are trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. © 2007 Keynote Systems, Inc.

CONTACT:
Keynote Systems, Inc.
Dan Berkowitz, 650-403-3305 (Public Relations)
dberkowitz@keynote.com
Kirsten Chapman, 415-433-3777 (Investor Relations)
kchapman@lhai.com